Exhibit 99.1

THE HOME DEPOT ANNOUNCES RETAIL LEADERSHIP REALIGNMENT
     ATLANTA, Oct. 12, 2006 — The Home Depot, the world’s largest home improvement retailer, today is announcing several changes in its retail organization that are designed to streamline decision making, enhance in-store execution and further increase the Company’s focus on the customer. The following executives will report to Bob Nardelli, chairman, president & CEO, effective immediately:
•	The Company’s four division presidents in the United States and Mexico: Bruce Merino, president—Western Division, a 23-year Company veteran; Paul Raines, president—Southern Division, a six-year Company veteran with 22 years of retail experience; Marvin Ellison, president—Northern Division, a four-year Company veteran with approximately 20 years of retail experience; and Ricardo Saldivar, president—Mexico, who joined The Home Depot in 2001 and possesses seven years of retail experience. Annette Verschuren, president—The Home Depot Canada since 1996 and a 16-year retail veteran, will continue reporting to Nardelli.
•	Craig Menear, SVP—Merchandising and a nine-year Company veteran with nearly 25 years of industry experience, now will be responsible for all of the Company’s merchandising initiatives. As planned, Tom Taylor, former merchandising and marketing executive, has entered into a long-term consulting agreement with the Company.
•	Roger Adams, a 25-year marketing veteran who joined The Home Depot in February 2005 as SVP—Marketing, has been named SVP & Chief Marketing Officer. Adams will continue to lead the Company’s marketing efforts.
•	Mark Holifield, who joined the Company in June of this year as SVP—Global Supply Chain following nearly 30 years of work in logistics, transportation and supply chain management.
     Also, in addition to her current financial duties, Carol Tomé, EVP & CFO, will assume responsibility for supporting store operations, including asset protection and the Company’s customer service initiatives. Tomé is an 11-year Company veteran and has served as EVP & CFO since May 2001.
     Further, the Company’s board of directors has elected Frank Blake, EVP—Business Development & Corporate Operations, as vice chairman and non-voting member of the board. In his capacity as vice chairman, Blake will continue to oversee real estate, construction, credit services, strategic business development, growth initiatives and the Home Services business, while assisting in other strategic corporate initiatives and supporting Nardelli in various external relations matters. As a non-voting member of the Board, Blake will not vote on any matters or serve on any board committees. Blake joined The Home Depot in 2002, and previously served as deputy secretary for the U.S. Department of Energy.
     The Home Depot also is announcing that Carl Liebert, EVP—Home Depot Stores, and Bill Lennie, SVP—Merchandising — Décor, have decided to leave the organization to pursue opportunities outside of the home improvement industry. The Company thanks both Carl and Bill for their contributions, and wishes them well in the future.
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     “The changes announced today, along with our recent reinvestment in our retail operations, will help us meet the challenges posed by the uncertain economy over the next several months,” said Bob Nardelli.
     “In listening to feedback from front-line associates over the past few months, it is clear that a more direct and focused management of store operations and related functions will further empower our stores to better serve our customers and gain market share in a challenging business environment.”
     In August, The Home Depot announced an accelerated retail investment of $350 million in the back half of the year, which includes merchandising resets, the completion of self-checkout installation in all stores by year end, and additional investments in labor hours and store modernization. In addition, the Company’s board of directors also authorized in August an additional $3.5 billion to repurchase outstanding shares, bringing the total authorized share repurchase program to $17.5 billion.
The Home Depot® is the world’s largest home improvement specialty retailer, with 2,094 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, 10 Canadian provinces and Mexico. Through its HD SupplySM businesses, The Home Depot is also one of the largest diversified wholesale distributors in the United States, with nearly 1,000 locations in the United States and Canada offering products and services for building, improving and maintaining homes, businesses and municipal infrastructures. In fiscal 2005, The Home Depot had sales of $81.5 billion and earnings of $5.8 billion. The Company employs approximately 355,000 associates and has been recognized by FORTUNE magazine as the No. 1 Most Admired Specialty Retailer and the No. 13 Most Admired Corporation in America for 2006. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index. HDG

For more information, contact:
Financial Community	News Media
Diane Dayhoff	Jerry Shields, Senior Manager of Public Relations
Vice President of Investor Relations	(770) 384-2741, jerry_shields@homedepot.com
(770) 384-2666	Ron DeFeo, Senior Manager of Public Relations
diane_dayhoff@homedepot.com	(770) 384-3179, ron_defeo@homedepot.com
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